EXHIBIT 77H

For RiverSource 120/20 Contrarian Equity Fund
For RiverSource 130/30 U.S. Equity Fund:

During the six-month period ended October 31, 2007, RiverSource Investments, LLC was owner of record of more than 25% of the outstanding shares of the Funds.